Exhibit 99.1

CONTACT:
Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

RENTRAK REPORTS FISCAL 2010 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS

47 Networks and 25 Local Stations Now Signed to Multi-Screen Product

AMI Division Revenues More Than Double; Grow to 28% of Total Revenue

Operating Earnings Before One-Time Items and Non-Cash Compensation Up 30 Percent;

Diluted EPS $0.20 per Share Before Items

PORTLAND, Ore. (June 14, 2010) -- Rentrak Corporation (NASDAQ: RENT), the leader in multi-screen media measurement serving the advertising and entertainment industries, today announced financial results for its fiscal fourth quarter and full year ended March 31, 2010.

Consolidated revenues increased more than 12 percent to $25.0 million for the fiscal 2010 fourth quarter, versus $22.3 million for the fiscal 2009 fourth quarter, driven primarily by strong growth in the company’s Advanced Media Information (AMI) division.

▪      Revenues in the company’s AMI division more than doubled to $6.9 million, from $3.3 million for the fourth quarter of fiscal 2009, reflecting a partial-quarter contribution from the acquisition of Nielsen EDI, as well as incremental revenues generated from the company’s Essentials suite of multimedia measurement services.  The AMI segment represented nearly 28 percent of consolidated revenues, up from 15 percent for the prior-year period.

▪      Revenues in the company’s Pay-Per-Transaction® (PPT) division were $18.1 million, compared with $19.0 million for the fourth quarter of fiscal 2009.

“Our AMI division grew exceptionally well this quarter and represents almost 28 percent of our total revenue and is now roughly half of our gross margin dollars,” said Bill Livek, Rentrak’s Chief Executive Officer.  “With many new customers now utilizing our suite of multimedia measurement services, we are cementing our marketplace position by successfully establishing new metrics and a new database currency to help our customers increase their revenue and profits.”

Gross margin improved to $10.4 million, or 41 percent of consolidated revenues, for the fourth quarter of fiscal 2010, compared with $8.7 million, or 39 percent of consolidated revenues, for the same period last year, related primarily to changes in the company’s business mix.  Gross margin in the company’s AMI division totaled 73 percent of AMI revenues.

Operating expenses for the fiscal 2010 fourth quarter were $10.6 million, or 42 percent of consolidated revenues, compared with $6.8 million, or 31 percent of consolidated revenues, for last year’s fiscal fourth quarter.  The change primarily reflects approximately $2.0 million in one-time items, including $1.3 million related to the company’s acquisition of Nielsen EDI, $0.5 million related to a previously disclosed management transition and a $0.1 million asset impairment related to a former non-core business line.  Additionally, Rentrak continued its ongoing investment in the company’s Multi-Screen business development and implementation activities during the quarter.

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

Operating loss for the fiscal 2010 fourth quarter was $0.2 million, versus operating income of $1.8 million in the fiscal 2009 fourth quarter.  Operating loss in the fiscal 2010 period included the one-time items already mentioned, as well as $0.9 million in non-cash stock compensation expense.  Operating income for the fiscal 2010 fourth quarter before those items would have been $2.6 million, versus $2.0 million in the fiscal 2009 fourth quarter, which included $0.1 million in one-time items and $0.1 million in non-cash stock compensation expense.

Net income totaled $0.2 million, or $0.02 per diluted share, for the fourth quarter of fiscal 2010, versus net income of $2.2 million, or $0.21 per diluted share, for the fourth quarter of fiscal 2009.  Excluding the one-time costs and non-cash stock compensation expense described above, net income for the fiscal 2010 fourth quarter would have been $2.2 million, or $0.20 per diluted share, compared with $2.4 million, or $0.22 per diluted share, for the fiscal 2009 fourth quarter, which included a tax benefit of $0.9 million primarily due to adjustments that resulted from the completion of a federal tax audit, one-time items of $0.1 million and $0.1 million in non-cash stock based compensation.

The company generated adjusted EBITDA of $1.3 million for the fiscal 2010 fourth quarter, compared with $2.4 million in the same quarter of the prior fiscal year.  Excluding the one-time costs described above in both quarters, adjusted EBITDA would have been $3.3 million for the fiscal 2010 fourth quarter, versus $2.5 million for the fiscal 2009 fourth quarter.  The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about adjusted EBITDA, is included in the financial tables included with this press release.

The company recorded a tax benefit for the fourth quarter of fiscal 2010 of $285,000, compared with a benefit of $90,000 for the fourth quarter of fiscal 2009.  The change in the tax benefit was due primarily to lower tax rates in foreign jurisdictions, as well as tax benefits relating to net reductions in tax contingencies.  Last year’s tax benefit resulted from favorable settlements relating to the completion of a tax audit.

Rentrak said that it recently accomplished several important milestones, including:

▪      Growing its local station measurement service, StationView Essentials, to include 25 stations in 13 markets that are now using Rentrak’s robust television viewing information via its digital set-top device database reporting system to better monetize TV viewership.  New StationView Essentials customers are being added on a regular basis. .

▪      Extending its industry-leading OnDemand Essentials business to the equivalent of 80 million set-top boxes through expansion of Rentrak’s video-on-demand measurement capabilities to customers in Canada and United States.

▪      Increasing the number of networks utilizing TV Essentials to gain access to anonymous second-by-second audience viewing patterns in all facets of programming and advertising to 47 networks.  New TV Essentials customers include MTV Networks, the first major cable group to become a Rentrak customer; Daystar TV, one of the world’s largest Christian television networks; Zee TV, the leading television network in South Asian entertainment; and the Hispanic Information TV Network, the first Latino public television network in the United States.

▪      Working with Zenith Media USA, one of the premier strategic media planning and buying agencies in the U.S., which is using Rentrak’s second-by-second information from 300 ad-supported networks to help build the agency's strategy for this year's television upfront.

“We are extremely gratified by the tremendous progress that has been made, particularly over the past six months as we’ve successfully delivered on our promise to measure entertainment viewership wherever and whenever it is being consumed,” said Livek.  “Rentrak is continuing to demonstrate the significant value of providing industry participants, including studios; national networks; cable, satellite, and telco-TV operators: local TV stations; and advertising agencies, with Rentrak’s viewership currencies.

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

“As we work to further educate the marketplace, establish new customer relationships and achieve our vision of becoming the leading provider of consumer entertainment behavior and segmentation database currencies across all media distribution platforms, we will carefully balance anticipated growth with the investments necessary to facilitate that growth.  While we recognize that this may impact our short-term results as they did this quarter, these strategic investments ultimately improve our marketplace position, which we believe will result in improved and sustainable shareholder value.”

Fiscal 2010 Full Year Financial Results

Consolidated revenues were $91.1 million for fiscal 2010, versus $95.0 million for fiscal 2009.  AMI division revenues rose 57 percent to $19.8 million from $12.6 million for fiscal 2009, demonstrating continued growth of the company’s Essentials suite of services.  Revenues in the company’s PPT division were $71.3 million, compared with $82.3 million for the last fiscal year.

Operating loss for fiscal 2010 was of $0.9 million, compared with operating income of $5.2 million in fiscal 2009.  The fiscal 2010 operating loss included $4.2 million in one-time items and $2.1 million in non-cash stock compensation expense.  Fiscal 2009 operating income included $0.3 million in one-time items and $0.5 million in non-cash stock compensation expense.  Operating income for fiscal 2010 before those items would have been $5.3 million, versus $6.1 million in fiscal 2009, which included $0.3 million in one-time items and $0.5 million in non-cash stock compensation expense.

Net income was $0.6 million, or $0.05 per diluted share, for fiscal 2010, compared with $5.4 million, or $0.49 per diluted share, last year.  Excluding the one-time costs and non-cash stock compensation expense described in both periods, and the tax benefit in the fourth quarter of fiscal 2009, net income would have been $4.7 million, or $0.43 per diluted share, in fiscal 2010, versus $4.9 million, or $0.45 per diluted share, in the prior year.

Adjusted EBITDA was $3.8 million for fiscal 2010, compared with $7.5 million for fiscal 2009.  Excluding the one-time costs described above in both years, adjusted EBITDA would have been $7.7 million for fiscal 2010, versus $7.8 million for fiscal 2009.

The company generated $4.0 million in cash from operating activities in fiscal 2010, compared with $8.0 million in fiscal 2009.

Rentrak’s cash, cash equivalents and marketable securities balance was $19.9 million at March 31, 2010 compared with $34.5 million at March 31, 2009.  The reduction in cash related primarily to the company’s acquisition of Nielsen EDI and to a lesser extent the purchase of equipment and certain capitalized IT costs.

Conference Call

Rentrak will hold a conference call at 5:00 p.m. (ET) / 2:00 p.m. (PT) today to discuss 2010 fourth quarter and full year end results.  Shareowners, members of the media and other interested parties may participate in the call by dialing 866-788-0538 from the U.S. or Canada, or 857-350-1676 from international locations, passcode 97272648.  This call is being webcast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through June 14, 2011.   An audio replay of the conference call is available through midnight June 21, 2010 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 12238363.

About Rentrak Corporation

Rentrak Corporation (Nasdaq: RENT) is a global digital media measurement and research company, serving the most recognizable companies in the entertainment industry. With a reach across numerous platforms including box office, home entertainment, on-demand and linear television, broadband and mobile, Rentrak is headquartered in Portland, Oregon, with additional offices worldwide in Los Angeles, New York City, Miami/Ft. Lauderdale, Argentina, Australia, France, Germany, Mexico, Spain and the United Kingdom. For more information on any of Rentrak's services, please visit www.rentrak.com.

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

Safe Harbor Statement

When used in this discussion, the words “anticipate,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements.  Such statements relate to, among other things, that Rentrak is cementing its marketplace position; has delivered on its promise to measure entertainment viewership wherever and whenever it is being consumed; provides significant value to industry participants; and that strategic investments will ultimately improve its marketplace position and result in improved and sustainable shareholder value; and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements.  Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2010 annual report on Form 10-K filed with the Securities and Exchange Commission.  Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

# # #

(Financial Tables Follow)

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

Rentrak Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenue	$25,006	$22,313	$91,076	$94,966
Cost of Sales	14,629	13,660	58,277	62,575
Gross Margin	10,377	8,653	32,799	32,391

Operating expenses:
Selling and administrative	10,416	6,604	33,055	26,619
Provision for doubtful accounts	52	102	469	269
Asset impairment	134	136	199	257
	10,602	6,842	33,723	27,145

Income (loss) from operations	(225)	1,811	(924)	5,246

Other income:
Interest income, net	137	346	1,151	1,108

Income before income taxes	(88)	2,157	227	6,354
Provision (benefit) for income taxes	(285)	(90)	(349)	991
Net income	$197	$2,247	$576	$5,363

Basic net income per share	$0.02	$0.21	$0.05	$0.51

Diluted net income per share	$0.02	$0.21	$0.05	$0.49

Shares used in per share calculations:
Basic	10,607	10,481	10,527	10,561
Diluted	11,172	10,914	11,013	11,047

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

Rentrak Corporation and Subsidiaries
Consolidated Balance Sheets
(Audited)
(In thousands, except per share amounts)

	March 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$2,435	$4,601
Marketable securities	17,490	29,874
Accounts and notes receivable, net of allowances for
doubtful accounts of $565 and $597	19,862	16,406
Taxes receivable and prepaid taxes	1,235	1,231
Deferred income taxes	-	135
Other current assets	916	960
Total Current Assets	41,938	53,207

Property and equipment, net of accumulated
depreciation of $10,985 and $9,472	7,569	6,128
Goodwill	3,396	-
Other intangible assets, net of accumulated
amortization of $76 and $0	11,344	-
Other assets	559	543
Total Assets	$64,806	$59,878

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$6,170	$6,738
Accrued liabilities	1,390	595
Accrued compensation	2,327	1,100
Deferred income tax liabilities	68	-
Deferred revenue	1,356	1,530
Total Current Liabilities	11,311	9,963

Deferred rent, long-term portion	924	982
Deferred income tax liabilities	328	714
Taxes payable, long-term	1,015	1,242
Total Liabilities	13,578	12,901

Commitments and Contingencies	-	-

Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	-	-
Common stock, $0.001 par value; 30,000
shares authorized; shares issued and outstanding:
10,595 and 10,421	11	11
Capital in excess of par value	48,887	45,504
Accumulated other comprehensive income (loss)	89	(203)
Retained earnings	2,241	1,665
Total Stockholders' Equity	51,228	46,977
Total Liabilities and Stockholders' Equity	$64,806	$59,878

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

Rentrak Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Audited)
(In thousands)

	For the Year Ended March 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$576	$5,363	$4,594
Adjustments to reconcile net income to net cash flows provided by operating activities:
Tax benefit (expense) from stock-based compensation	461	(31)	493
Depreciation and amortization	2,329	1,750	1,433
Loss on disposal of fixed assets	-	-	14
Gain on liquidation of foreign investment	-	-	(144)
Impairment of capitalized software projects	199	257	85
Adjustment to allowance for doubtful accounts	(32)	25	(27)
Stock-based compensation	2,361	487	975
Excess tax benefits from stock-based compensation	(332)	(8)	(272)
Deferred income taxes	(245)	661	(283)
Realized gain on marketable securities	(374)	-	-
(Increase) decrease, net of effect of acquisition, in:
Accounts and notes receivable	(982)	(1,076)	4,654
Interest and dividends receivable	82	(106)	4
Taxes receivable and prepaid taxes	(4)	224	(1,423)
Other current assets	31	487	(524)
Increase (decrease), net of effect of acquisition, in:
Accounts payable	(942)	50	(6,944)
Taxes payable	(227)	(723)	636
Accrued liabilities and compensation	1,659	3	(556)
Deferred rent	(59)	(7)	(61)
Deferred revenue and other liabilities	(549)	659	424
Net cash provided by operating activities	3,952	8,015	3,078

Cash flows from investing activities:
Purchase of marketable securities	(7,300)	(30,000)	-
Sale or maturity of marketable securities	20,200	4,986	17,119
Purchase of property and equipment	(3,703)	(2,953)	(2,568)
Cash paid for acquisition, net of cash acquired	(16,659)	-	-
Net cash provided by (used in) investing activities	(7,462)	(27,967)	14,551

Cash flows from financing activities:
Issuance of common stock	1,043	150	889
Excess tax benefits from stock-based compensation	332	8	272
Repurchase of common stock	(302)	(2,291)	(3,253)
Net cash provided by (used in) financing activities	1,073	(2,133)	(2,092)

Effect of foreign exchange translation on cash	271	(176)	(26)

Increase (decrease) in cash and cash equivalents	(2,166)	(22,261)	15,511

Cash and cash equivalents:
Beginning of year	4,601	26,862	11,351
End of year	$2,435	$4,601	$26,862

Supplemental information:
Income taxes paid	$384	$810	$3,240
Income tax refunds	643	1	-
Deferred gain related to forgiven loan for capital assets	-	967	-

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

Rentrak Corporation and Subsidiaries
Information by Segment
(Unaudited)
(in thousands)

	For the Three Months		For the Year
	Ended March 31,		Ended March 31,

	2010	2009	2010	2009
Sales to external customers	$18,084	$19,021	$71,252	$82,320
Gross margin	$5,339	$6,344	$19,821	$22,828

Sales to external customers	$6,922	$3,292	$19,824	$12,646
Gross margin	$5,038	$2,309	$12,978	$9,563

Sales to external customers	$25,006	$22,313	$91,076	$94,966
Gross margin	$10,377	$8,653	$32,799	$32,391

Rentrak Reports Fiscal 2010 Fourth Quarter and Full Year Financial Results

June 14, 2010

Rentrak Corporation
Reconciliation of GAAP and Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)
(in thousands)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,

	2010	2009	2010	2009

Net Income	$197	$2,247	$576	$5,363
Adjustments:
Provision (benefit) for income taxes	(285)	(90)	(349)	991
Interest income, net	(137)	(346)	(1,151)	(1,108)
Depreciation and amortization	687	494	2,329	1,750
Stock-based compensation	883	94	2,361	487

Adjusted EBITDA	$1,345	$2,399	$3,766	$7,483

About Adjusted EBITDA

From time to time, we may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Based Compensation) in our conference calls and discussions with analysts in connection with our reported historical financial results.  Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles ("GAAP"), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA).  The reconciliation of GAAP and Non-GAAP financial measures for the three and twelve month periods ended March 31, 2010 and 2009 are included in the above table.  Management of the Company believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the Company and its capacity to operationally fund capital expenditures and working capital requirements.  Due to the nature of the Company's internally-developed software policies and the Company's use of stock-based compensation, the Company incurs significant non-cash charges for depreciation, amortization and stock-based compensation expense that may not be indicative of its operating performance from a cash perspective.  Therefore, the Company believes that using the measure of Adjusted EBITDA will help provide a better understanding of the Company's underlying financial performance and ability to generate cash flows from operations.